Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Roku, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share, Roku, Inc. 2017 Equity Incentive Plan	Other	(2)	7,003,752	(3)	$54.95	(2)	$384,856,172	$0.0001102	$42,412.00
Total Offering Amount								$384,856,172		—
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$42,412.00

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock of Roku, Inc. (the “Registrant”) that become issuable under the Registrant’s 2017 Equity Incentive Plan (the “2017 Plan”) set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Class A common stock.

(2)

Estimated in accordance with Rule 457(h) of the Securities Act solely for purpose of calculating the registration fee on the basis of $54.95, the average of the high and low prices of the Registrant’s Class A common stock as reported on The Nasdaq Global Select Market on February 13, 2023.

(3)

Represents 7,001,354 additional shares of Class A common stock available for issuance as a result of the annual automatic increase on January 1, 2023 under the 2017 Plan and 2,398 additional shares available for issuance in connection with the termination or cancellation of options or other equity awards granted under the Registrant’s Amended and Restated 2008 Equity Incentive Plan.